Exhibit 10.9

May 8, 2013

Craig Denson

460 Herndon Parkway

Suite 150

Herndon, VA 20170

Dear Craig:

It is a pleasure to confirm the following full-time employment for the position of President of our International Carrier Services business unit (“ICS”) effective a week from the date your L-1A Visa is approved. This offer is conditioned upon you continuing to be employed with Primus Telecommunications Canada, Inc. (“PTCI”) until you receive an L-1A Visa at which time you agree to transfer from PTCI to Primus Telecommunications, Inc. (“PTI”), a subsidiary of Primus Telecommunications Group, Incorporated (“PTGi”), according to the terms and conditions set forth herein. You will remain on the PTCI payroll and benefits until such time you are transferred to PTI.

In this position, you will be reporting to Andrew Day, President and Chief Executive Officer of PTGi. Your transfer to PTI is conditioned upon the full approval of your L-1A Visa. If you are transferred to PTI, you will be placed on the PTI payroll and benefit plans.

This offer is subject to written affirmation of PTI’s Code of Ethics, Confidentiality Agreement and other policies and completion of any background check and drug screen. Your employment with PTI is at-will meaning both you and PTI can end the employment relationship at any time and for any reason.

Your salary will be CAD$225,000. You will be eligible for a discretionary annual bonus. Annual discretionary bonus amounts are generally considered by the Compensation Committee in March of the following year, i.e., March 2014 for 2013 performance provided you are employed and in good standing on the date of consideration.

Upon your transfer to PTI, your salary and discretionary bonus will be paid in USD.

Upon preapproval, PTI will reimburse you for reasonable professional tax consulting services and any required tax filings associated thereto. In addition and upon preapproval, PTI will reimburse you for immediate tax planning to avoid any double taxation as a result of this relation. Wherever double taxation cannot be avoided, PTI will reimburse you for such expenses. Total reimbursement not to exceed $2,500.

Effective on the first business day of the month following your transfer to PTI, you will be eligible to participate in PTI’s employee benefit plans as well as the 401 (k) Plan.

In addition to the benefits listed above, you will be eligible for paid time off (“PTO”) of 27 days annually, accrued at a rate of 9.00 hours per pay period. Your PTO will be provided in accordance with PTI’s current policy on PTO leave, including but not limited to the fact that you will be eligible to carry forward a maximum of five (5) PTO days in any one year.

In the event PTI terminates your employment without Cause (as defined below), PTI agrees to pay you separation pay equal to twelve (12) months of your then-current base salary and will reimburse you for the monthly premiums for elected COBRA coverage for a period of up to twelve (12) months. “Cause” shall include, but not be limited to, the following:

(i) any conduct by you involving moral turpitude; (ii) your commission or conviction of, or pleading guilty or nolo contendere (or any similar plea or admission) to, a felony or a criminal act involving dishonesty or other moral turpitude; (iii) any misconduct on your part in connection with your employment or in connection with or affecting the business of PTI; (iv) any dishonesty by you, including failure to report to PTI the dishonesty of others; (v) any failure to abide by laws applicable to you in your capacity as an employee of PTI; (vi) any failure or refusal on your part to perform your duties under this letter or to obey lawful directives from your supervisors, if not remedied within five (5) business days after PTI’s providing notice thereof; (vii) your disability (defined as your inability to perform the essential functions of your job for more than twelve (12) workweeks in any twelve (12) month period); (viii) any violation of any policy or code of PTI relating to equal employment opportunity, harassment, business conduct or conflict of interest; and (ix) knowing neglect of reasonably assigned duties, use of illegal drugs, abuse of other controlled substances or working under the influence of alcohol or other controlled substances.

Separation pay will be paid in accordance with PTI’s regular semi-monthly payroll practices and will begin on PTI’s next regularly scheduled pay date after the expiration of any applicable revocation period, unless otherwise required by law. All separation pay described herein shall be subject to appropriate federal and state withholding. Your entitlement to such payment will be subject to you executing, delivering, and not revoking a Separation and General Release which will contain provisions relating to confidentiality, direct and non-direct solicitation of customers and employees, and other promises, in a form acceptable to PTI. The provisions set forth above are governed in accordance with Virginia law.

If this offer is acceptable, please sign in the space below and return to me by May 13, 2013.

Kind regards,

/s/ Andrew Day
Andrew Day
President and Chief Executive Officer

cc:	John Filipowicz, General Counsel
Human Resources

/s/ Craig Denson	5/12/2013
Accepted by: Craig Denson	Date